Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

AMBASSADORS INTERNATIONAL, INC. ANNOUNCES NEW CHIEF FINANCIAL OFFICER

NEWPORT BEACH, CA, November 24, 2008 – Ambassadors International, Inc. (NasdaqGM:AMIE) (the “Company”) announced today that Ms. Laura Tuthill, Chief Accounting Officer and a six year veteran of the Company, will assume the role of Chief Financial Officer. Mr. Blake Barnett resigned his position as Chief Financial Officer, which will be effective December 15, 2008 and he will transition his responsibilities to Ms. Tuthill over the next few weeks.

Joe Ueberroth, Chairman and CEO of the Company, stated, “The Board and management are confident in Laura’s abilities in assuming these new responsibilities and we look forward to her leadership as our business continues to evolve.”

“I’ve enjoyed working with Joe and the management team. Laura’s background and knowledge are well suited to address the financial needs of the Company looking forward,” commented Mr. Barnett. Mr. Ueberroth added, “The business has changed substantially from what Blake and I envisioned when he joined us over a year ago. I’d like to thank Blake for the leadership and contributions he has made to the team through challenging times.”

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Additional Information
For further information please contact: Blake Barnett of Ambassadors International, Inc. at (949) 759-5900.